Exhibit 10.27
(English Translation)

Contract No.: AF1227W-2011-SC-002-B00

EQUIPMENT PROCUREMENT CONTRACT

For

WTGS TOWER

Of

GUODIAN WEICHANG HUAYU WIND POWER PROJECT

(PHASE-I PROJECT)

Buyer: Guodian Huabei Electrical Engineering Co., Ltd.

Seller: Liaoning Creative Wind Power Equipment Co., Ltd.

2011

Table of Contents
Definition
Section 1 Subject of Contract
Section 2 Scope of Supply
Section 3 Price
Section 4 Payment
Section 5 Delivery and Shipping
Section 6 Packing and Marking
Section 7 Technical Service
Section 8 Inspection
Section 9 Erection, Test Runs and Acceptance
Section 10 Guarantee, Claim and Penalties
Section 11 Insurance
Section 12 Taxes
Section 13 Subcontract and Outsourcing
Section 14 Alteration, Modification, Suspension and Termination of Contract
Section 15 Force Majeure
Section 16 Disputes
Section 17 Effectiveness of Contract
Section 18 Miscellaneous

Terms of Contract

Contract No.: AF1227W-2011-SC-002-B00

Signing Date: March 14, 2011

Signing Place: Beijing, China

Guodian Huabei Electrical Engineering Co., Ltd. (hereinafter referred to as the “Buyer”) as one party and Liaoning Creative Wind Power Equipment Co., Ltd. (hereinafter referred to as the “Seller”) as the other party agree through friendly consultations to sign the present Contract under the following terms and conditions.

Definitions

Meanings of all terms below in this document and its appendix are listed as follows:

1	“Buyer” refers to Guodian Huabei Electrical Engineering Co., Ltd., including its legal person, successor and transferee of legal person.
2	“Seller” refers to Liaoning Creative Wind Power Equipment Co., Ltd.
3	“Contract” refers to the agreement signed by Buyer and Seller, including terms and conditions under this contract, documents in the appendix which constitute an integral part of this contract.
4	“Contract Price” refers to the amount (mentioned in the section 3) which shall be paid to Seller for complete and correct performance of obligations under this contract.
5	“Effective Date” refers to the effective date of contract described in section 17.
6
“Technical documentation” refers to technical documents in connection with contract equipments, design, manufacturing, supervision, inspection, installation, debug, acceptance, performance acceptance tests and technical instructions, including drawings, descriptions, standards and software. It also includes documents applied to normal operation and maintenance of contract electric field in the technical agreement under this contract.

7
“Contract Equipments” refers to equipments, materials, instruments, spare parts and special tools provided by Seller to Buyer in accordance with the contract. It also includes all technical documents in connection with design, inspection, tests, installation, test runs, acceptance, operation and maintenance listed in the technical agreement under this contract.

8
“Supervision” indicates that Buyer or its authorized qualified supervision unit dispatch representatives to conduct quality supervision to key parts of contract equipments provided by Seller in order to realize document witness and on-site witness. Quality supervision does not exempt Seller from responsibilities for quality of contract equipments.

9	“Unpacking and Acceptance” indicates that both parties conduct on-site acceptance check on production appearance, quantity, specification and technical materials.
10	“Installation, Debugging and Acceptance” indicates that the Buyer checks and accepts contract equipments after installation and debugging and 240-hour commissioning of wind power generating set.

11	“Performance Acceptance Tests” aims to test and verify performance safety values in the technical agreement under this contract upon the technical agreement.
12
“Performance Acceptance” refers to such a fact that Buyer checks and accepts contract equipments when performance acceptance test results indicate that all safety values have been required upon technical agreement under this contract.

13	“Final Acceptance” refers to acceptance conducted by Buyer on quality of contract equipments after warranty period.
14	“Date” refers to the date in the Gregorian calendar. Day refers to 24 hours and week refers to 7 days.
15	“Electric Field” refers to GUODIAN WEICHANG HUAYU WIND POWER PROJECT (PHASE-I PROJECT).
16
“Technical Service” refers to services provided by Seller, including relevant technical instructions, technical coordination, technical trainings and other services in connection with assembly, debugging, test runs, acceptance tests, trainings and maintenance.

17	“On-site” refers to the construction site of GUODIAN WEICHANG HUAYU WIND POWER PROJECT (PHASE-I PROJECT), the location where contract equipments to Buyer are installed.
18	“Equipment Spare Parts” refer to required spare parts applied to installation and debugging.
19	“Spare Parts” refer to provided spare parts under this contract, including equipment spare parts and required spare parts in accordance with actual operation requirements.
20	“Test Runs” refer to such a fact that the whole machine is in commissioning during the period of debugging and tests.
21	“Set” refers to a complete set of wind power generating set and its auxiliary equipments.
22	“Written Documents” refer to documents written by hand, typed or printed with seal and/or signature of legal person or its authorized representative.
23	“Subcontractor” refers to the other legal person (or its acceptor/authorized assignee) to whom Seller subcontract any part of contract equipments in the scope of supply.
24
“Final Delivery” refers to such a fact that total price of delivered contract equipments amounts to 98% of contract price, and the rest non-delivery equipments do not affect installation, debugging, performance acceptance tests of the whole set of equipments.

25
“Deficiency” refers to such a fact that contract equipments (including parts, raw materials, castings, forgings and components) do not meet performance requirements and quality standards under this contract due to design, manufacturing error or negligence.

26	“Supervision Representative” refers to the personnel which dispatched by Buyer or its authorized supervision unit for the fake of supervision of contract equipments.
27
“Freight/Extra Fees” refer to freight (Highway/Waterway/Roadway/Airway) incurred from Seller’s origin station (abroad) to on-site (abroad), insurance fee and fees incurred during the period of transportation.

28
“Warranty Period” refers to the term of this period of 1 year beginning on the day when the tower passes 240-hour test run and the performance of contract equipments meet the requirements of this contract; or it begins on the day when the final delivery is finished (upon the signing of final acceptance certificate), and the term is 36 months. Precedent date controls.

Section 1 Subject of Contract

A contract will be signed by both parties based on the principle of free will.

The contract equipments are applied to GUODIAN WEICHANG HUAYU WIND POWER PROJECT (PHASE-I PROJECT)

1.1	Equipment name, specification (model) and quantity
Set forth in the technical agreement
1.2	The Seller shall take overall technical responsibility for the supply of the most up-to-date equipment, and ensure its technological advancement, reasonability, completeness and reliability.
1.3	Technical specifications, technical and economic indexes and performances abide by/constitute the mutual requirements of agreement.
1.4
Seller shall contract equipments within the scope of supply upon requirements of technical agreement. According to requirements of technical agreement, Seller shall provide a detailed supply list upon require parts list for the operation and installation of complete set of equipment.

1.5	According to technical agreement, Seller shall provide technical documentation.
1.6	According to technical agreement, Seller shall provide technical services.
1.7	Seller shall take overall responsibility for transportation and insurance of all contract equipments.

Section 2 Scope of Supply

2
2.1	The scope of supply is set forth in the technical agreement.
2.2	Technical documentation under this contract are set forth in the technical agreement.
2.3
The scope of supply covers all the equipments, technical documentation, special tools and spare parts. If missed items are found during the implementation of contract, namely, those items included in the scope of supply are not set forth in the shipping list, Seller shall take overall responsibility for re-supplying equipments (equipments, materials and accessories), technical documentation, special tools and spare parts without any charges as long as they are required to meet requirements on safety values in the technical agreement.

Section 3 Price

3
3.1	The contract price (contract sum, price at duty paid) is 28.71 million RMB (Twenty-eight Million Seventy-One Thousand).
3.2
The above-mentioned total price is composed of price for the equipment to be supplied (including spare parts and special tools), technical documentation and technical services. It also covers taxes and fees of contract equipments, freight, extra fees, insurance fees, patent fees, handling costs and expenses in connection with application of required certificates and other expenses incurred in related to this contract.

3.3	Itemized Prices can be seen in the price list.
3.4	The contract sum is fixed price in the duration of contract.

Section 4 Payment

4.1	The currency under this contract is RMB.
4.2	The type of payment under this contract: Telegraphic transfer or bill of exchange
4.3	Payment for contract equipments
4.3.1
Within 15 days after the contract has come into force, Buyer shall receive the irrevocable Performance Guarantee for 10% of the contract price issued by Seller through the commercial bank approved by Buyer and the original form of financial receipt for 10% of the contract price. Within 30 days after finding them in conformity with the stipulation of the Contract, advanced payment for 10% of the contract price shall be paid by the Buyer to the Seller.

4.3.2
After contract equipments and technical documentation are delivered to the on-site, it is required to unpack and accept the contract equipments. After finding equipments complete with exact quantity and completion of stock, Special Bill of Value-added Tax with the tax rate of 17% for 100% of the contract price. Within 30 days after finding them in conformity with the stipulation of the Contract, payment for equipments for 70% of the contract price shall be paid by the Buyer to the Seller.

4.3.3
Within 30 days after installing and debugging, completing 240-hour test run and required performance tests and accepting performance acceptance certificate, payment for checking and accepting for 10% of the contract price shall be paid by the Buyer to the Seller.

4.3.4
After warranty period of contract equipments without any quality problems and claims, within 30 days after finding them in conformity with the stipulation of the Contract, payment for quality assurance for 10% of the contract price shall be paid by the Buyer to the Seller.

4.4	Deduction and Payment for Penalty
4.4.1
If the Buyer shall notify the Seller in writing that the Seller shall pay to the Buyer penalty, for the reason that the Buyer has performed the Contract but the Seller has not performed his obligation, the Seller shall pay to the Buyer such amount within 15 days after receipt of such written notice and relevant supporting documents on penalty. Or, the Buyer can deduct the amount from any payment to the Seller. If Buyer’s losses result from manufacturing, relevant amount shall be deducted from the payment for quality assurance.

4.4.2
If the Seller has performed his obligation as specified in the Contract and is in conformity with all the procedures but the Buyer fails to perform the Contract, the Buyer shall pay to the Seller such amount within 15 days after receipt of such written notice and relevant supporting documents on penalty.

4.5	Subcontracting and Payment for Bought-in Equipments
4.5.1
As the Buyer has no direct contract relationship with subcontractor and supplier of bought-in equipments, the Seller shall take overall responsibility for the payment for main subcontracting of contract equipments and bought-in equipments. If subcontracting equipments and bough-in equipments fail to be delivered punctually due to specific reason (e.g. the Buyer has paid to the Seller on time but the Seller fails to pay to subcontractors and suppliers of bought-in equipments) so that construction progress is delayed, the Buyer has right to suspend payment. After the Seller pay to subcontractors and suppliers of bought-in equipments, the Buyer will continue the payment. Buyer’s behavior is not a breach of contract, but the duration of this behavior is no more than 10 days.

4.5.2
If the Seller still does not pay to subcontractors and suppliers of bought-in equipments, the Buyer has right to pay to subcontractors and suppliers of bought-in equipments directly due to construction progress, and the transfer payment and the interest thereon (Buyer’s interest on deposit) shall be deducted from next payment to the Seller. This behavior can be conducted only after the transfer payment agreement is signed by the Seller, the Buyer and subcontractors and/or suppliers of bought-in equipments.

4.6
If the Buyer affirms that the Seller is probably to delay the delivery at least for 2 weeks according to technical agreement, the Buyer has right to require the Seller to subcontract the non-delivery equipments to other manufacturers approved by the Buyer. The Seller shall complete the commission production procedure within 1 week. If the Seller fails to complete subcontract within 1 week after the receipt of the subcontracting notice from the Buyer, the Buyer has right to subtract the non-delivery equipments to other manufacturers directly, and the required amount will be deducted from the contract price.

4.7
In the implementation of the Contract, the banking charges incurred from the Buyer's part shall be borne by the Buyer and the banking charges incurred from the Seller's part shall be borne by the Seller.

Section 5 Delivery and Shipping

5.1
The due date and the delivery order of contract equipments shall meet the requirements of equipment installation schedule and procedures. Besides, it is also required to guarantee the on-time delivery and equipment completeness.

5.2	Delivery time, transportation mode and place of delivery
5.2.1	Delivery Time: Set forth in the technical agreement
5.2.2	Transportation Mode: Automobile Transportation or Railway Transportation

The Seller shall take it into thorough consideration that all risks and expenses incurred in connection with the transportation mode chosen by the Buyer for the sake of on-time delivery when the delivery is probably to be delayed for the reason that the transportation mode and the transportation route chosen by Seller. The Buyer will not make an adjustment of the transportation expenses and insurance expenses incurred in connection with contract equipments no matter which transportation mode and transportation route the Seller chooses.

5.2.3	Place of Delivery: Designated place (chosen by Party A) in the wind field (Sweep)

Before the contract equipments are delivered to the place of delivery, the Seller shall take overall responsibility for the transportation and its subsequent problems. Unpacking and accepting is considered as handover, and the Seller shall propose precautions on the maintenance of components. Before contract equipments is taken over by the Buyer formally, the Seller shall bear all the expenses and risks incurred in connection with contract equipments.

5.2.4	Consignee: Guodian Chengde Huayu New Energy Co., Ltd.
5.3	Requirements of Shipping and Delivery
5.3.1
Within 30 days after the effective date of the contract, the Seller shall inform the Buyer of equipment name, weight and volume, and provide the Buyer with preliminary delivery schedule, master list of goods and master packing list. 1 day before each shipment effected, the Seller shall inform the Buyer by fax or email of each item under the subsection 5.3.4.

5.3.2
The date on the receiving note shall be deemed as the actual delivery time of each shipment of the contract equipments. The delivery time agreed by both parties through all means and the actual delivery time are deemed as the supporting evidence for calculation of penalty for delayed delivery under the subsection 10.9.

5.3.3	The Seller shall take responsibility for application of cargo transportation to freight department, and the transportation of contract equipments from the Seller to the place of delivery on site.
5.3.4
Within 24 hours after each shipment effected, the Seller shall inform the Buyer by fax and e-mail of the following information contained in “Consignment Notice”, “List of Goods” and “Detailed Packing List”:

(1) Contract No.
(2) Unit No.
(3) Consignment No.
(4) Date of Ready Shipment
(5) Name of good and its serial number
(6) Total gross weight
(7) Total volume
(8) Total number of packages
(9) Drawing No., Component No. and Part No. of main components in each package
(10) Name of freight station, Vehicle No. and Bill No.
(11) For each oversize piece of no less than 20 tons or more than 9m x 3m x 3m, if any, its name, weight, volume and number of pieces shall be indicated.
(12) For any special goods (flammable, explosive, poisonous goods and other dangerous goods, or temperature-sensitive and vibration-sensitive goods and other goods which are sensitive to the environment), it is required to indicate its name, characteristics, necessary special protection measures, preservation methods and emergency treatment methods.

5.3.5	The Seller shall provide reasonable formats of “Consignment Notice”, “List of Goods” and “Detailed Packing List”, the Buyer could adopt them after confirmation.
5.3.6	Equipments which are not listed in the contract and the technical agreement shall be delivered in accordance with installation schedule.
5.3.7
The Buyer has right to dispatch its authorized representatives to Seller’s factory and loading station for inspection and supervision on external condition and loading condition. The Seller shall inform the Buyer of the date of shipment in written 10 days ahead. If Buyer’s representatives cannot conduct the inspection on time, the Seller has right to dispatch equipments. The above-mentioned Buyer’s inspection and supervision do not waive Seller’s responsibilities.

5.3.8
The Seller shall strictly abide by terms and regulations of the contract to deliver contract equipments to the designated place of delivery. If the Seller is required to deliver the equipments at the request of the Buyer, the Seller shall assist and cooperate with the Buyer to the best of its ability. However, it is required that the Buyer shall inform the Seller in advance, so that the Seller could meet the requirements of delivery with enough time for production and transportation. The Buyer shall make allowance for the Seller if the Seller fails to meet the requirements of advanced delivery due to production cycle of equipments and transportation matters. The Buyer is also required to make payment to the Seller in line with actual time of delivery.

5.3.9
Despite time of delivery regulated by the contract or agreed by both parties beforehand, the Buyer requires the Seller to delay the delivery for some reason. The Seller shall preserve contract equipments in its storehouse for 3 months for free. If exceeds 3 months, the Buyer shall pay for storage costs.

5.4	On-site Delivery and Unpacking and Accepting
5.4.1
When each shipment of contract equipments arrives, authorized representatives dispatched by both parties shall come to construction site to take stock. After confirming the external package of equipments is in good condition, Buyer’s authorized representative and Seller’s on-site representative shall sign the receiving note, which is signed in 2 original copies, one for the Buyer and one for the Seller

5.4.2
If the external package is damaged during the process of transportation, Buyer’s authorized representative, together with Seller’s on-site representative, shall inspect equipments or components whose packages are damaged. If equipments or components prove to be in good condition, the receiving note shall be signed by both parties. In the event of damages or losses, the Seller shall inform insurance company and freight department, as well as redeliver the required goods.

5.4.3
After receiving each shipment of contract equipments, the Buyer shall inform the Seller of mutual on-site unpacking acceptance within a period of time. Provided any of equipments and technical documentation is not found missing, damage or in shortage after Buyer’s receipt, Buyer’s authorized representative and Seller’s on-site representative shall sign the inspection certificate, which is signed in 4 original copies, two for the Buyer and two for the Seller.

5.4.4
When unpacking and accepting imported supplementary equipments which are delivered directly on site, Seller’s on-site representative shall provide the Buyer with 2 copies of commodity inspection certificate issued by Commodity Inspection Bureau for imported supplementary equipments. Meanwhile, the Seller shall guarantee all the imported equipments in compliance with national standards on imported equipments.

5.4.5
If equipments or components are lost or damaged due to package damages, the Buyer and the Seller shall confer on remedies, from which expenses shall be borne by responsible party. Inspection certificate shall be signed thereon.

5.4.6
If the delivered equipments are not in conformity with actual delivery list, all matters shall be settled through consultation by both parties. When the circumstances are particularly wicked, the Buyer has right to refuse. Inspection certificate shall be signed only upon problem solving.

5.5
No matter when equipments are found losses, in shortage or damages, the Seller shall deliver the replaced or supplemental equipments to the Buyer’s construction site as soon as possible (Specific time is determined through consultation by both parties).

5.6
During the period of installation, debugging and warranty, both parties confirm that contract equipments (or components) are damaged or latent defects exist due to Seller’s fault or negligence, and the Buyer has to exert inventory spare parts to replace damaged equipments or components, the Seller shall take overall responsibility for supplementation of spare parts to the designed place for free within 15 days, and inform the Buyer of inspection.

5.7	Technical documents for the Buyer and its quantity and type of delivery

The Seller shall provide the Buyer with technical documents in connection with electric design, supervision, construction, debugging, tests, inspection, training, operation and maintenance pursuant to technical agreement. Technical documents shall be provided for each set of unit according to technical agreement, and Unit Set No. shall be indicated.

Main box: (1) Packing List in 3 copies; (2) Shipping List in 3 copies. Each packaging box is attached with detailed packing lists (indicating component name, quantity, measurement, type and figure No.), verification of conformity (including qualification certificates of pressure vessel issued by national approved examination organizations). Each packaging box of bought-in component is attached with product qualification certificate (1 copy), technical specification (1 copy) and certificate of origin (1 copy).

5.7.1
After contract signing, the Seller shall provide the Buyer with technical documents (12 sets of paper documents and 3 sets of discs) and delivery schedule pursuant to technical agreement under this contract. If the quantity mentioned in the technical agreement is different from the quantity in this clause, this clause controls.

5.7.2
Within 24 hours after completion of each shipment of technical documents, the Seller shall inform the Buyer by fax of shipment date, tracking number, detailed list, quantity, serial number and contract number.

5.7.3
All documents shall be mailed by EMS to the designated place (The detailed address is undetermined.). Postmark date of distribution post shall be deemed as date of delivery, which for calculation of penalty for delayed delivery under the subsection 10.10.

5.7.4
Provided any of the delivered technical documentation be found missing, damage or in shortage after the Buyer's receipt, the Buyer shall advise the Seller as soon as possible and the Seller shall supplement the same without any charges within 7 days (3 days for emergency) after being notified by the Buyer.

5.7.5	Delivered Address
North China Power Engineering Co., Ltd.
Address: No. A-24, Huangsi Avenue, Xicheng District, Beijing
Postal Code: 100120
Consignee: Lin Chuan
Tel: 010-59385365
Fax: 010-82281887
E-mail:

Section 6 Packing and Marking

6.1
Packages of delivered contract equipments supplied by the Seller shall meet requirements on packing and warning marking issued by government and freight department. It is required to apply strong package fit for long-distance transportation, repeated handling and loading and unloading, for the reason that contract equipments can be guaranteed to be delivered to the site safely without any damages. The Seller shall guarantee that equipments to be delivered get well packaged in reasonable measurement and weight to the storage site in avoidance of damages and invasion of rain and moisture during the period of transportation. Packages of equipments are fit for outdoor storage (otherwise specified in the contract) and provide equipments from environmental affects due to transportation modes during the period of transportation.

6.2
Packages shall be kept in good condition during the period of transportation and loading & unloading. It is suggested to take damping and anti-whip measures. If package cannot prevent equipments from damages due to vertical acceleration and horizontal acceleration, the Seller shall solve this problem in terms of design structure of equipments.

6.3
Contract equipments shall be well painted by Seller so as to meet the requirements of long-distance marine and land transportation, hoisting, unloading, long-term outside storage and actual operation. It is applicable to prevent from damages caused by rain and snow, moisture, rust, corrosion, vibration and other mechanical and chemical factors.

6.4
In order to guarantee equipments can be delivered to the site without any damages or corrosion, the Seller shall make contract equipments strong-packaged and take reasonable measures to prevent them from damages caused by moisture, rain, rust, corrosion, vibration and other factors according to different requirements of equipments and different characteristics, so that equipments can be suitable for repeated handing, loading, unloading and long-term marine & inland transportation. Wood packages shall be against insects and moulds. As to equipments packed by wood cases, the Seller shall submit supporting materials issued by authority of exporting place, indicating that packages have been well treated through above-mentioned methods.

6.5
When there are two different cargos in one case, the names and numbers of major cargos must be clearly indicated on. For unpacked equipments, the contract number, shipping mark and product name shall be indicated on their metal tags.

The Seller shall pack the contract goods according to their different shapes and characteristics, and protect equipments from damp, rain, mould, rust, corrosion, inversion and shock, etc. respectively according to their characteristics as required, in order to guarantee that the contract goods safely be transported to installation site without any damage or corrosion.

Before the product packaging, the Seller is responsible to check and clear as per sets, and ensure the components all in readiness without foreign matter left.
The following documents shall be enclosed to each container of relevant equipments:
(1) Detailed packing list in three (3) copies (One (1) enclosed to the external part of each container);
(2) Quality certificate of manufacturer;
(3) System erection drawings of equipments to be erected in four (4) copies.
6.6
The part numbers and component numbers on the erection drawing of all loss parts inside the container and bundle shall be clearly indicated, with the method and typeface fastness. The Buyer accepts no manuscript marks.

6.7	The Seller shall paint the following visible Chinese characters on four sides of each container, with colorfast paints or other methods. The signing methods and typeface shall be fastness:
(1) Contract number, project name;
(2) Destination station, delivery station;
(3) Name of supplier and consignee;
(4) Cargo name, unit number, drawing number;
(5) Container number/ part number;
(6) Gross weight/ net weight (Kg);
(7) Volume (Length x width x height, in mm) etc.

For any good weighted two tons or more, the gravity center position and lifting point shall be indicated on the side of container with common transport signs and patterns, for convenient loading and unloading and transport.

Conventional signs as "Be careful", "Handle with care", "This side up", "Rain proof", "Damp proof", "Keep upright", "To be protected from heat", "Away from radioactive source and heat source", "Sling here", "Centre of gravity", "Stacking load limit", "Stacking tiers limit", "Temperature limit", etc. , in compliance with provisions of GB191 and GB6388, shall be indicated above the fold on the container body, according to separate characteristics of contract goods and different requirements of transportation and loading and unloading.

The Seller shall pay special attention to separate packaging in strict accordance with different units, with clear indication of unit numbers and signs as per material codes required by the Buyer, or the Buyer has the right to reject. If the material codes cannot be provided at the contract signing time, the Buyer will inform the Seller of material codes of equipments in writing afterwards.

6.8
For nude cargos, contents related to the above-mentioned Sections 6.2 and 6.3 shall be indicated on metal tag or directly on the equipment body. Big-ticket item goods shall have sufficient product supports or packaging cushions, whose required cost shall be borne by the Seller.

6.9
The random spare parts, spare parts for production (if any) and special tools listed in the Technical Agreement of this contract must be separately packaged, with the listed contents in the above-mentioned Sub-section 6.3 and typefaces as "Spare parts" or "Special tools" indicated outside the container, and signed as per Section 6.2 of this contract inside the container, within one-off delivery. The Buyer accepts no manuscript marks.

6.10
The Seller shall stick tags on loss parts in package or in bundle, with clear Chinese prints on. Contents related to Sub-section 6.3 shall be indicated outside the packages or bundles according to contents related to Sub-section 6.2 of this contract. The Buyer accepts no manuscript marks.

6.11
The scattered loss parts of all types of equipments and materials shall adopt good packing method, packaged inside containers of proper size, signed as per Sections 6.2 and 6.3 of this contract and vehicle shipped as possible. The Buyer accepts no manuscript marks.

6.12	Grid type containers or similar packages shall be capable to contain equipments and components not to be stolen or damaged by other objects or rain.
6.13
Ports of all pipelines, pipe fittings, valves and other equipments must be properly protected with protective covers or other methods. Equipments to be transported with Nitrogen (N2) protection shall be injected Nitrogen inside for protection, and equipped with nitrogen cylinder with indicating instrument.

6.14
The Seller and his subcontractor shall not indicate any two cases with the same case number. The container shall be numbered consecutively, and the order of container number shall be consecutive all through the process of shipment.

6.15
For goods that require clean and tidy machining surface assembled precisely, the machining surface shall adopt excellent and durable protection layer (paint not allowed), to prevent corrosion and damage before installation.

6.16
The technical data delivered by the Seller shall use packages suitable for long-distance transport and multi-handling, which are rain proof and damp proof. The following contents shall be indicated on each technical data cover:

(1) Contract number, project name;
(2) Name of supplier and consignee;
(3) Name of equipment, unit number, drawing number;
(4) Destination station.
6.17
Whenever and wherever a delay to the Buyer's installation is discovered due to cargo damage or loss caused by the Seller's improper packaging or protection, once confirmed, the Seller is obliged to promptly perform maintenance, modification or compensation as per provisions of Section 10 of this contract. If cargo damage and loss occurred during transportation, the Seller is responsible to negotiate with the transport department and insurance company, and at the same time supply supplementary goods for the Buyer as soon as possible to meet the time limit for project.

6.18
The Seller shall avoid the occurrence of over burden for the purpose of saving transportation cost, which may cause breakage of packages due to extruding and impacting equipments. If there are similar events incurred, the Seller shall undertake all responsibilities.

6.19
The Seller shall make special marks to returnable special railway containers, packing frame, etc. The recyclable, in case to be recycled, shall be supplied to the Buyer for written recycle declaration within 14 days after arriving at site. After confirmed by the Buyer, the part will be voluntarily recalled by the Seller within 6 months after arrival check (the Buyer is responsible to collect the wrappage that need to be recycled and place them properly convenient for the Seller's recovery). The Seller is considered as giving up recovery in excess of the above-mentioned scheduled time. Except for the above-mentioned recycled wrappage declared by the Seller in scheduled time, the ownership of wrappage all belongs to the Buyer.

Section 7 Technical Service and Liaison

7.1	The overall content of technical service and design liaison

The Seller shall provide the overall process of services of technical guidance, cooperation and training, etc. which are corresponding to engineering design, equipment supervision, manufacture, inspection, civil engineering, erection, debugging, acceptance, performance acceptance test, operation, overhaul, etc. which are relevant to the cargo in the contract.

7.2	Technical service
7.2.1
The Seller shall dispatch at his own expenses a representative to stay at the site to carry out the technical service and instruct the Buyer to install, debug by steps and start according to the technical information of the Seller, and bear the responsibility of timely solving the problems relevant to manufacturing quality, performance, etc. which are found when the cargo in the contract is installed and debugged. If the Seller does not carry out the technical service in time, the Buyer has the right to get the corresponding service in other ways and shall deduct the relevant expenses from any money paid by the Seller. If the Seller agrees, the Buyer need not go through any law or administrative formality when the money is detained.

7.2.2
According to the requirement of “a technical protocol”, the implemented organizational plan of the service work as stipulated in the Article 7.1 and the Article 7.2.1 of the contract is submitted by the Seller to the Buyer in duplicate.

7.2.3
The Seller shall dispatch the technical personnel who have practical experience and are qualified for the job to the site to carry out the service. The names of the technical personnel dispatched by the Seller to the site to carry out the service are submitted to the Buyer and confirmed within a month before the site equipment is installed.

7.2.4
The Buyer has the right to replace the unqualified site service personnel of the Seller. The Seller shall dispatch the service personnel approved by the Buyer again. The Seller does not reply the requirement made by the Buyer in the written form within 10 days, which is considered to be the delay of the construction period according to Article 10.11.

7.2.5	The expenses of food, lodging, traffic, work, communications, etc. of the Seller’s service personnel to the site shall be borne by the Seller. However, the Buyer provides convenience.

7.2.6
The sub-contractor of the Seller is required to provide the technical service or on-site work for a part of the cargo in the contract under the united organization of the Seller and with the consent of the Buyer, and the expense is paid by the Seller.

7.3	Personnel training

The Seller bears the responsibility to train the Seller’s or owner’s personnel engaged in the running and the maintenance of the contract equipment. The Buyer has the right to make a suggestion or replaces the unqualified lecturer.

7.4	Design liaison
7.4.1
The place, the time and the people’s number of the design liaison meeting are seen in the technical agreement of the contract. Both parties fix the time of a technical liaison meeting within one month after the contract takes effect.

7.4.2	The Seller has the obligations to invite the Buyer to join the technical design if necessary and explains the technical design to the Buyer.
7.4.3
When both parties face a major problem and need to make research and negotiation, any party shall suggest convening the meeting, and the other party shall agree to join the meeting under the normal conditions.

7.4.4
Both parties shall sign meeting or liaison minutes for every meeting and other liaison ways and shall perform the signed minutes. The contract is approved by the authorized representatives of both parties, then is revised, and is subject to the revised contract. The modification of the major technical schemes or the contract price shall be examined and agreed by the unit examining and approving the original contract and then are performed.

7.4.5
If the Seller revises the installation, debugging and running technical service scheme raised by the Seller and defined by both parties at the meeting, the Buyer is informed in a written form, and the technical service scheme is confirmed by the Buyer and then is performed. In order to adapt to the site conditions, the Buyer has the right to raise the opinions on change or modification and informs the Seller in a written form, which is confirmed through the consultation of both parties.

7.4.6
The expense of the design liaison meeting held by the Seller is paid by the Seller while the local food, lodging, traffic, communication expenses of the Buyer’s personnel participating in the meeting are paid by the Buyer.

7.4.7
The expense of the design liaison meeting held by the Buyer is paid by the Buyer while the local food, lodging, traffic, communication expenses of the Seller’s personnel participating in the meeting are paid by the Seller.

7.5	Others
7.5.1
The Buyer has the right to send all the materials which are relevant to the cargo in the contract and are provided by the Seller to every party relevant to the project, which is considered not to be right infringement, but all the materials are not provided for the third party irrelevant to the project.

7.5.2	Both parties bear the obligations to keep Buyer’s and Seller’s materials stamped with “confidential document” confidential.
7.5.3
The Seller is responsible for all the problems relevant to the contract, concerning cargo supply, equipment, tools, materials, technical interfaces, technical service, etc. (including subcontracting and outsourcing)

7.5.4
The Seller bears the obligations to provide the technical interfaces and cooperation for other equipment and device which are connected with the cargo of the contract without the incurrence of any expense beyond the range of contracted price.

7.6	The concrete requirements of the technical service and liaison are seen in the “technical protocol” of the contract.

Section 8 Quality Supervision and Inspection

8.1	Supervision
8.1.1	The design, the manufacture and the inspection standard shall conform to the relevant provisions of the “technical protocol”.
8.1.2
The Buyer shall entrust a supervision unit with a supervision qualification to supervise equipment or the cargo in the contract, understand the assembly, the inspection, the test and the packaging quality of the equipment and sign. The standards of supervision and inspection are the corresponding standards listed in the “technical protocol”. The Seller bears the obligations of cooperative supervision and provides the necessary working condition for supervisors, and the corresponding materials and standards are timely provided for reference and are copied if necessary, without the incurrence of any expense.

8.1.3	The supervision range and the concrete supervision and inspection/project witness are seen in the “technical protocol” of the contract.

8.1.4	The Seller shall provide the supervision and the inspection of a supervision representative and a factory representative with the following materials:
(1) The quality inspection materials of qualification certificates of raw materials and product inspection are provided in order to accept quality inspection.
(2) The production plan of a complete set of equipment is provided during the commissioning test run of every set of contract cargo.
(3) The supervision contents and the inspection time of the equipment are provided seven days in advance.
(4) The relevant standard to the inspection of the contract cargo (including factory standard), drawings, documentation, inspection records (including intermediate inspection records and inconsistent reports) and the relevant documents stipulated in the “technical protocol” are provided for reference and are copied if necessary.

(5) The supervision and the inspection/the witness (generally on-site witness) shall be fully combined with the practical productive process of the Seller’s factory under the precondition that the normal productive progress of the factory is not influenced (excluding shutdown inspection at the time of finding the major problems).

If the supervision representative shall not reach the site in time according to the notice time of the Seller, the test work of the Seller’s factory can be carried out normally, and the test result is effective. However, the supervision representative has the right to understand, look up and copy the inspection test report and result (changed into document witness) after the test is finished. If the Seller shall not timely inform the supervision representative to carry out independent inspection, the Buyer may not accept the test result. The Seller shall do the test again in the situation that the Buyer is on the site.

8.1.5
The supervision representative shall have the right to put forward their opinions and does not sign temporarily in case they find that the equipment and the materials have quality problems or do not comply with the specified standard or packaging requirement during the supervision, and the Seller shall take the relevant improvement measures so as to ensure the quality of the delivered cargo.

8.1.6
Whatever the supervision representative requires and knows or not, the Seller bears the obligations to actively and timely raise the greater problem of quality defect, which is found in the manufacturing course of the contract cargo, to the supervision representative and does not conceal the fact. The Seller shall not deal personally under the condition that the supervision unit does not know the fact.

8.1.7
The supervision representative participates in the supervision and the ex-works inspection or not or participates in the supervision and the inspection and signs the supervision and the inspection reports, which cannot relieve any Seller’s responsibilities of quality assurance and equipment quality according to the stipulations of Article 10 of the contract.

8.1.8
The Seller shall provide enough data, supervision places, necessary inspection equipment and office facilities for the Buyer’s supervisors living in the factory. The expenses of local lodging, traffic, etc. of the Buyer is paid by the Buyer.

8.2	Factory inspection and on-site unpacking inspection
8.2.1
All the contract cargo/components (including subcontracting and outsourcing) supplied by the Seller shall be strictly inspected and tested in the production course and is covered with cloth, assembled and tested before the factory. The whole course of inspection, test and assembly shall have formal record documents. After the above-mentioned work is finished, the qualified products are delivered out of the factory.

8.2.2
The Seller shall archive the Buyer’s technical data, a part of which includes all these formal record documents and qualified certificates. In addition, the Seller also shall provide qualified certificates and quality certificate documents in the random documents.

8.2.3
The Buyer shall inspect the manufacture conditions of the equipment, and the Seller informs the Buyer of the acceptance of the equipment in the Seller’s production place before the ex-works test of the equipment is finished and is delivered until at least 30 days.

8.2.4
After the cargo is delivered to the destination, the Seller shall timely reach the site after receiving the Buyer’s notice and accept the package, the appearance and the number of the cargo with the Buyer according to a waybill and a packing list. The unmatched contents are confirmed by the representatives of both parties and are solved by the Seller, which belongs to the Seller’s responsibility.

8.2.5
After the cargo is transported to the site, the Buyer shall carry out unpacking acceptance and accept the quantity, the specification and the quality of the cargo. The Buyer shall inform the Seller of the date of unpacking acceptance within seven days before unpacking inspection. The Seller shall dispatch accepters to participate in on-site acceptance, and the Buyer shall provide working and living conveniences for the Seller’s accepters. If the Seller shall not dispatch the accepters to the site to participate in unpacking acceptance, the inspection power of attorney of authorized agents shall be provided for the Buyer. All the acceptance results are admitted.

8.2.6
If the Seller’s personnel does not reach the site timely during the acceptance, the Buyer has the right to personally carry out unpacking acceptance. The acceptance results and records are equally effective for both parties. The effective proof of repair or change is provided for the Seller.

8.2.7	If the Buyer does not inform the Seller of personal unpacking, the generated consequence is borne by the Buyer.
8.2.8
During on-site acceptance, if the equipment has any damage, defect or lack due to the Seller (including transportation) or does not conform to the quality standards and the specifications stipulated in the contract, the records are made, are signed by the representatives of both parties and shall be held by both parties respectively. The evidence of repair, change or claim is provided by the Buyer for the Seller. If the Seller entrusts the Buyer to repair the broken equipment, all the expenses of repairing the equipment is borne by the Seller.

8.2.9	If the damage or shortage results from the Buyer, the Seller shall provide or replace the corresponding parts after receiving the Buyer’s notice. However, the expenses are paid by the Buyer.
8.2.10.
If the Seller objects to the repair and change requirements made by the Buyer, the objection is raised within seven days after the written notice of the Buyer is received. Otherwise, the above-mentioned requirement takes effect. If any objection exists, the Seller shall dispatch the representative to the site to carry out reinspection together with the Buyer’s representative at his expenses within seven days after receiving the notice

8.2.11
If the representatives of both parties do not agree with the inspection records during the common inspection, the inspection is carried out by a third party’s authoritative inspection institution entrusted by both parties and an authoritative inspection institution of both parties. The inspection results bind both parties, and the inspection expense is paid by the responsible party.

8.2.12
According to the stipulations of 8.2.4 to 8.2.11 of the contract, the Seller shall quickly repair, change or supplement according to the stipulation of 8.2.13 of the contract after receiving the claims raised by the Buyer. The incurred expenses of manufacture, repair, transportation and insurance shall be paid by the responsible party.

8.2.13
The time of repairing or changing the cargo or parts in the contract varies for the Buyer’s reason and is fixed by the consultation of both parties based on the principle that the construction schedule of power plants is not influenced

8.2.14
Every acceptance in the above-mentioned 8.2.4 to 8.2.13 is only site acceptance after the cargo is delivered to the site. Although no problems exist, the Seller shall change or repair according to requirements, which cannot relieve the Seller of his responsibility of quality insurance according to the stipulations of Section 10 and the “technical protocol” of the contract.

Section 9 Erection, Test Runs and Acceptance

9.1
The contract cargo is installed, debugged, operated and maintained by the Buyer according to technical data, inspection standards, drawings and instructions which are provided by the Seller. Installation and debugging are carried out under the guidance of the Seller’s site technical service personnel. The important working procedures are signed by the Seller’s site technical service personnel and then are confirmed.

In the process of installation and debugging, if the Buyer does not conform to the stipulations of the technical data of the Seller and the guidance of the Seller’s site technical service personnel, without confirmation through the signature of the Seller’s site technical service personnel, the Buyer bears the responsibility (excluding equipment problem). If the Buyer conforms to the stipulations of the technical data of the Seller and the guidance of the Seller’s site technical service personnel, with the confirmation through the signature of the Seller’s site technical service personnel, the Seller bears the responsibility.

9.2
Before installation，the Seller’s technical personnel shall explain installation methods and requirements. In the installation process, the Seller’s technical personnel shall give technical guidance and supervisory service to installation work and participate in the inspection and test of the installation quality of the contract cargo to satisfy the requirement of ensuring index and safe and stable operation.

9.3
After every set of the contract cargo is installed, the installation work is checked and confirmed by the representatives of both parties. The Seller shall dispatch the personnel to participate in and instruct debugging, and the equipment problem appearing during the debugging shall be solved. The needed time shall meet the requirement of on-site installation, or it is considered to be the delay of construction period according to Article 10.11 of the contract.

9.4
After installation, debugging and acceptance are finished, both parties sign a certificate of installation, debugging and acceptance in duplicate, and each party shall hold one copy. However, the certificate shall not relieve the Seller of his responsibilities of performance acceptance test, guarantee period and the inconsistence of technical performance and assurance with the stipulations of the contract.

The installation, debugging and acceptance of the contract cargo are carried out according to the relevant requirement of the “technical protocol”.
9.5
The performance acceptance test is carried out within six months (excluding downtime) after all the equipment of the set runs steadily and a wind turbine set runs continuously and steadily for 240 hours. If the performance acceptance test is not carried out according to the plan for the Seller’s reason, the test time is extended accordingly.

The purpose of the performance acceptance test is to check whether the contract cargo reach every technical index and assurance index or not. The performance acceptance test is in the charge of the Buyer and is participated in by the Seller.

After the performance acceptance test is finished, and the contract cargo reaches every performance guarantee value index stipulated by the “technical protocol” of the contract, the Buyer shall sign a contract cargo performance acceptance certificate countersigned by the Seller in duplicate within 10 days, and each party holds one copy respectively.

9.6
If the contract cargo does not reach one or more guarantee indexes stipulated by the “technical protocol” of the contract, the contract cargo is transacted according to Article 9.8 and Article 10.7 of the contract.

9.7
If the contract cargo has individual tiny flaws under the conditions that the safe and reliable running of the contract cargo is not influenced, the Buyer shall agree to sign the performance acceptance certificate after the Seller freely repairs the above-mentioned flaws in the agreed time of both parties.

9.8
If the first performance acceptance test does not reach one or more guarantee values stipulated by the “technical protocol” of the contract, both parties shall analyze the reasons and clarify the responsibility. One of the responsible parties takes the measures, and the second performance acceptance test shall be carried out within 2 months after the performance acceptance test is finished.

In the case of the Seller’s responsibility, the Seller shall take the effective measures to make the second performance acceptance test reach the technical performance and guarantee index, and the expenses incurred in the second performance acceptance test are borne by the Seller.

9.9
After the second performance acceptance test, both parties shall research and analyze the reasons and clarify the responsibility if one or more indexes do not reach the performance guarantee value stipulated by the “technical protocol” of the contract.

The Section 10 of the contact is implemented for the Seller’s reason.

The set of contract cargo is qualified through performance acceptance for the Buyer’s reason. The Buyer’s representative shall sign the contract cargo performance acceptance certificate countersigned by the Seller’s representative in duplicate within 10 days, and each party holds one copy respectively. The Seller also has the obligations to take measures together with the Buyer to make the performance of the whole set of the contract cargo reach the guarantee value.

9.10
If the performance acceptance test is delayed beyond 6 months because of the Buyer after every set of contract cargo runs steadily for 240 hours, the Buyer shall sign the contract cargo performance acceptance certificate countersigned by the Seller.

9.11
The performance acceptance certificate issued according to Article 9.5, Article 9.6 and Article 9.9 of the contract only proves that the performance and the parameter of the set of contract cargo provided by the Seller can be accepted according to the requirement of the contact until the performance acceptance proof is issued, but the performance acceptance certificate shall not be considered to be the evidence of relieving the Seller of his responsibility of the damage to the set of contract cargo. The final acceptance certificate also shall not be considered to be the evidence of relieving the Seller of his responsibility of the damage to the set of contract cargo.

9.12
In the process of contract execution, the equipment is inspected, tested, retried, repaired or debugged. When the Seller makes a request, the Buyer shall arrange and cooperate to work. The Seller shall bear the expenses of repair or replacement and personnel. If the Seller entrusts the Buyer’s construction personnel to process, repair and replace the equipment or rework resulting from the error of the Seller’s design drawings or the error of the guidance of the Seller’s technical service personnel, the Seller pays the expenses to the Buyer according to the following formula:

P=ah+M+cm
P represents total expense (yuan)
a represents labor cost ( yuan/hour per person)
h represents manhour ( hour person)
M represents material expense (yuan)
c represents machine-team number ( machine team)
m represents machine-team number per equipment ( yuan/machine team)
9.13
The responsibility of the loss of or the damage to every set of contract cargo lies in the Buyer or the Seller, the Seller delivers the replaced or supplemented equipment with loss or damage (within 10 days) to confirm which party bears the expense of the above-mentioned equipment.

9.14
During the life of the contract cargo, the Seller stops or shall not manufacture some spare parts and shall recommend the upgraded spare parts and the substitute products of the spare parts to the Buyer. However, if there is no upgraded spare parts and substitute products, the Seller has the obligations to inform the Buyer in advance so that the Buyer has enough time to order needed spare parts from the Buyer for the last time. The Seller has the obligations to freely provide the drawings, sample plates, tools, moulds, technical instructions, etc. of these spare parts so that the Buyer shall manufacture the needed spare parts for the contract cargo. The Buyer manufactures the spare parts, which is not considered to be the infringement of patent right and industrial design right. When the use of the articles is finished, the Buyer shall return all the articles in a reasonable way at the proper time.

9.15
The Seller has the obligations to provide all the new or improved running experience and technology which are relevant to the project and improved data concerning safety within 15 years after the contract takes effect. The Buyer uses the above-mentioned data but shall not infringe because these documentations provided by the Seller does not mention any patent, technical transfer and production permit transfer. However, the Buyer shall not provide the documentations for any third party irrelevant to the project.

Section 10 Guarantee, Claim and Penalties

10.1
The quality assurance date of every set of contract cargo is one year when a tower carries out the test run for 240 hours with a fan. The performance of the contract equipment complies with the stipulations of the contract or the final acceptance certificate is signed until 36 months after the last batch of equipment sent by the Seller is delivered at the delivery place, which is subject to the earlier date. The concrete contents of the quality assurance date are implemented according to the relevant articles of Section 9 and Section 10 of the contract.

10.2
The Seller ensures that the contract cargo supplied is new, and the technical level is advanced and mature with good quality. The model of the equipment meets the requirements of safety, reliability, economic operation and easy maintenance.

10.3
During the contract execution, if the equipment provided by the Seller has defects and the technical data has errors or the rework and the disuse of the project result from the wrong guidance and negligence of the Seller’s technical personnel, the Seller shall freely replace and repair. If the equipment needs to be replaced, the Seller shall bear all the replacement expenses incurred at the installation site. In an emergency, the Seller shall replace or repair. Under the normal conditions, the replacement or repair date shall not exceed 10 days. For the cargo which is not replaced or repaired within 10 days, the date is agreed with the special permission of the Buyer. Or it is handled according to Article 10.11 of the contract.

The Seller shall entrust the third party approved by the Buyer to repair the damaged cargo at the site (for the Seller’s reason), and all the expenses are borne by the Seller. If the Seller shall avoid the defects of the contract cargo according to the above-mentioned requirements after receiving the Buyer’s notice, the Buyer has the right to take measures to avoid the defects, and the Buyer’s direct expenses incurred are paid by the Seller. The Seller bears the losses incurred during the time.

If the damage of the equipment results from the construction, the installation and the debugging of the Buyer not according to the technical data, the drawings and the instruction which are provided by the Seller and under the guidance of the Seller’s site technical service personnel, the Buyer is in charge of repair and replacement. However, the Seller has the obligations to provide the needed parts and only charge cost expenses. For the urgent parts which the Buyer needs, the Seller shall use the quickest transportation way including a special truck, air transportation, etc. All the expenses are borne by the Buyer.

10.4
After the warranty date of every contract cargo stipulated in the contract is due, the final acceptance certificate of the contract cargo with due warranty period is issued by the Buyer within 15 days and is submitted to the Seller. The condition is that during the time, the Seller shall finish claims and compensation before the warranty period of the Buyer is due. However, the Seller is not in charge of abnormal maintenance, mal-operation and losses caused by the normal abrasion.

10.5
Within the quality warranty date, if the equipment has defects or the model of the equipment does not conform to the stipulations of the contract, the Buyer has the right to lodge the claims to Seller if the responsibility lies in the Seller. The objection of the Seller to the claims is handled according to Article 8.2.10 of the contract. Or within 24 hours after the Buyer’s notice is received, the Seller shall dispatch personnel to the Buyer’s site to solve the problems or take actions so that the defects of the contract cargo are avoided (free repair, replacement and pay reparations are carried out or the Buyer is entrusted to arrange big repair.) The equipment and materials which do not conform to the contract requirement shall be repaired or replaced according to the Buyer’s requirement. The incurred expenses of replacement, transportation and insurance to the site are borne by the Seller.

10.6
If the equipment with defects needs to be replaced and repaired due to the Seller’s responsibility, the warranty date of the contract cargo is extended according to the delayed time of practical repair or replacement when the contract cargo stops transportation or delays installation. The Seller shall bear the Buyer’s losses caused by delayed installation.

The product is assembled and then tested. If the main indexes are unqualified, the product is qualified through repeated processing. The quality warranty date shall be extended to 1 year, and the reason and the processing situation are listed in the ex-works document.

If the ex-works test of any cargo does not reach the guarantee value, and the Seller does not improve the cargo to reach the guarantee value, the Buyer has the right to terminate the contract or refuse accepting the cargo.

10.7
After the performance acceptance test stipulated in the Section 9 of the contract is carried out, if the second acceptance test does not still reach one or more warranty indexes stipulated in the “technical protocol” of the contract due to the Seller’s responsibility (for the Seller’s reason), the Seller shall bear liquidated damages, and the counting method is seen in the appendix of the contract. When any above-mentioned liquidated damages exceed five times of liquidated damages defined by the above-mentioned article, the Buyer has the right to require the Seller to pay more liquidated damages. The concrete liquidated damages are decided through the consultation of both parties. If both parties do not agree on, the Seller provides the replaced parts satisfied by the Buyer in the agreed time of the Buyer.

The Seller still has the obligations to provide the Buyer with technical help and take the measures to make the equipment reach every economic index after the liquidated damages are paid.

The day that all the liquidated damages are paid by the Seller or the satisfied replaced parts provided by the Seller are accepted by the Buyer is the day that the Buyer admits that the equipment can be accepted initially, and an initial acceptance certificate is issued.

10.8
If the serious defect of every contract cargo, which results from the Seller’s responsibility is defined by both parties within the warranty period, the normal operation of the equipment is influenced. The quality assurance date is counted after the defect is eliminated.

10.9
If the Seller shall not deliver the cargo according to the delivery date stipulated in the contract without the Buyer’s reason or without the requirement of the Buyer to delay the delivery of the cargo, the practical delivery date is counted according to Article 5.3.2 of the contract. The Buyer has the right to charge the liquidated damages to the Seller in the following proportions:

If the cargo is late delivered for 1 to 2 weeks, the weekly liquidated damages are 1% of the amount of late delivered cargo.
If the cargo is late delivered for 2 to 4 weeks, the weekly liquidated damages are 2% of the amount of late delivered cargo.
If the cargo is late delivered for over 5 weeks, the weekly liquidated damages are 3% of the amount of late delivered cargo.
If the cargo is late delivered for less than 1 week, the weekly liquidated damages are counted according to 1 week.
The total amount of the liquidated damages of the late delivered cargo in every contract cargo does not exceed 10% of total price of the contract cargo.
The Seller pays the liquidated damages of the late delivered cargo, which shall not relieve the Seller of the obligation of continuing to deliver according to the contract
When the late delivery date of the equipment with major influence on installation exceeds 3 months, the Buyer has the right to terminate a part or the whole of the contract.

10.10
When the key technical data with serious influence on construction, defined by both party are not timely delivered according to the stipulations of the “technical protocol” of the contract due to the Seller’s responsibility, the Seller pays the liquidated damages of 10,000 yuan per batch if the key technical data is late delivered for 1 week. The late delivery time is counted according to Article 5.7.3 of the contract.

10.11
When the construction period is delayed for 1 week due to the delay, the negligence and the mistake of the Seller’s technical personnel during the contract execution, the Seller pays 0.5% of liquidated damages accounting for the total price of every contract cargo. The liquidated damages of the contract cargo do not exceed at most 5% of the total price of the contract cargo. In addition, the Seller needs to compensate the Buyer’s direct losses resulting from the Seller’s technical service errors or defaults to the Buyer.

10.12
The total amount of the liquidated damages of the contract cargo, which are paid by the Seller does not exceed 10% of the total price of the contract cargo according to Articles 10.9, 10.10, 10.11 of the contract.

10.13	The Seller pays the liquidated damages of the late delivered cargo, which shall not relieve the Seller of corresponding obligations according to the stipulations of the contract.
10.14	Delete
10.15
If the Buyer is punished for the breach of the contract because the equipment provided by the Seller exceeds the noise limit value stipulated by project owners, the Seller shall bear the losses brought to the Buyer. Fine is 100,000 yuan if the equipment exceeds 1dB.

10.16	intellectual property and liability exemption

The Seller shall ensure that the equipment sold to the Buyer (including the whole equipment and the components) is legally obtained and is effectively suitable for all the stipulations of all the countries and areas, concerning intellectual property. The Seller shall compensate all the losses of the Buyer if the Buyer suffers from the recourse, the lawsuit or the arbitration of any third party or is punished, judged and executed by the government and the administrative and judicial authorities of the country where both parties are located because the Buyer purchases and use the equipment sold by the Seller to the Buyer.

10.17	Performance Bond
The Seller provide an irrevocable performance bond approved by the Buyer and issued by the bank, whose amount is 10% of the total price of the contract in favor of the Buyer.

The performance bond is released after the quality assurance period of the contract cargo is due. However, if the contract dispute existing at the time shall not be solved, the validity period of the performance bond shall be extended until the above-mentioned dispute is finally solved and all the claims settlements are finished.

If the Seller shall not fulfill the contract and cause losses to the Buyer, the performance bond is paid to the Buyer as a way of compensating the losses.

Section 11 Insurance

11.1
The Seller shall insure every carried contract cargo to an insurance company in favor of the Buyer according to transportation ways of water transportation, land transportation, air transportation, etc. and the transportation all risks is 110% of the price of sent and carried contract cargo. The insurance area is from the Seller’s warehouse to the delivery place.

11.2
If conditions permit, in the processing and manufacture courses of the key components of every contract cargo, the Seller insures key components of the contract cargo to the insurance company in favor of the Seller, and equipment manufacturing quality risks are 110% of the key components of the contract cargo. The insurance covers the manufacture quality of the contract cargo, the damages caused by the movement in the workshops, etc.

11.3
If the Seller does not insure every carried contract cargo, the Buyer has the right to deduct the insurance expense from transportation and miscellaneous expenses. All the legal obligations incurred are completely borne by the Seller.

11.4
The Seller shall provide the copy of the insurance contract for the Buyer within 20 days before every contract cargo is delivered. If the Seller does not timely provide the copy, the Buyer thinks the Seller does not insure the contract cargo, which is handled according to Article 11.3.

11.5
If every contract cargo carried by the Seller or the document is lost or damaged during the transportation, the Seller makes an contact with the insurance company to carry out the claims. If the loss or the damage does not belong to the compensation range of the insurance company, the Seller is in charge of making a compensation for the Buyer.

Section 12 Taxes

12.1	According to national laws, regulations and rules related to taxation, the tax revenues the Seller shall pay related to this contract are borne by the Seller.
12.2
The contract price is tariff price. All taxes (including premium) of equipments, technical data, services (including transportation), import equipments/parts provided by the Seller are included in contract price, and are borne by the Seller.

Section 13 Subcontract and Outsourcing

13.1
Without the Buyer's consent, the Seller shall not subcontract the equipments/parts (including outsourcing of main parts) within the scale of this contract. The contents and proportions to be outsourced by the Buyer shall be verified by the Buyer in advance, otherwise subcontract is not allowed.

13.2
 After the Buyer agrees with the contents and proportion of equipments/parts submitted by the Seller to be subcontracted and outsourced within the scope of this contract, the candidates list and qualification documents on subcontractors of this section's equipments/parts and suppliers of outsourcing equipments, shall be submitted to the Buyer. The Buyer shall check documents of subcontractors and outsourcing equipment suppliers submitted by the Seller within one month after receiving them and reply in writing after approval. The Seller shall select the subcontractor and outsourcing equipment supplier from the Buyer's approved list, and inform the Buyer formally in writing.

13.3
The Seller has the independent rights of purchasing materials and equipments. He can use all suitable purchasing methods. As for problems on subcontracting and outsourcing equipments/parts, he shall fully adopts advice and suggestions provided by the Buyer according to actual operating experience and site research and investigation, and supply products that meet both parties' technical requirements at reasonable prices. Special manufacturers such as DEH of gas turbines, etc. shall be confirmed after the Buyer's research.

13.3	The technical services of subcontracting (outsourcing) equipments/parts and technical coordination shall be conducted as per stipulations of sections 7.2.3, 7.5.3, 7.5.4 of this contract.
13.4
The Seller shall undertake all responsibilities of all outsourcing equipments and parts under this contract section. The Seller shall provide to the Buyer complete original certification, instructions and packing list, in addition to customs declaration for imported parts.

13.5	For subcontracting and outsourcing contents, see Technical Agreements of this contract.

Section 14  Alteration, Modification, Suspension and Termination of Contract

14.1
Once this contract comes into force, neither of the parties shall arbitrarily make any unilateral modification to contents (including attachments) of this contract. While either of the parties can provide writing suggestions on amendment, modification, cancel and supplement to contract contents. This kind of suggestion shall be informed to the other party in written form and confirmed through both parties' signatures. The modification and supplement in the executing process of this contract shall be confirmed by both parties' consultation, and form the written official document, which is treated as a component part of this contract, and has the equivalent legal force to this contract.

If the modification has changed the contract price and delivery process, detail instructions related to contract price and delivery date shall be submitted within 14 days after receiving the above-mentioned modification notice. With the agreement between both parties, the modification may come into force in case the legal representatives and commission agents (commission authorized in writing by the legal representative) sign and apply for approval of original contract review unit. The related modified part shall be copied to the related original contract unit.

14.2
If the Seller breaks or refuses to carry out regulations of this contract, the Buyer will inform the Seller in writing. The Seller shall make modifications for the violation or refusal after confirmation, within 14 days after receiving the notice. If 14 days are considered insufficient for modification, propose a modification schedule.

If modification or schedule cannot be obtained, the Buyer will keep part of or all rights of suspending this contract. As for this suspension, the Buyer will not issue change notice, and all payments, losses and claims thus incurred shall be borne by the Seller. If there are other clear regulations on the Seller's compliance in this contract, they shall be handled as per related sections.

14.3	If the Buyer exercises suspending rights, he is entitled not to make the payments for the suspending part at maturity owed to the Seller.
14.4
During the process of contract execution, if this contract cannot be normally executed due to the national plan adjustment, the Seller or Buyer can provide suggestions of suspending the execution or modification of related contract sections to the other party . The associated matters shall be dealt with through both parties' consultation.

14.5
If the Buyer requires for midway return of goods without valid reasons, he shall pay the Seller penalty, which is 10%-30% of the returned equipment price. Besides, he shall pay the Seller direct economic losses beyond the penalty sum thus incurred.

14.6
If the delivery cannot be realized due to the Seller, he shall pay the Buyer penalty, which is 10%-30% of the non-delivery equipment price. Besides, he shall pay the Buyer direct economic loss thus incurred.

14.7.
If the Seller goes bankrupt, changes property rights (taken over, merged, purchased, disintegrated, cancelled) or is unable to repay, or runs his businesses under receivership for the creditor's benefits, the Buyer is entitled to inform the Seller or bankruptcy administrator or the contract owner immediately in written form to terminate the contract, or supply occupations for the bankruptcy administrator, liquidator or the contract owner, to execute part of the contract agreed by the Buyer, according to his given guarantee for reasonable and faithful contract performance

14.8
If the cases considered by Subsection 14.7 of this contract occurs indeed, the Buyer is entitled to take over control of the tasks related to the contract goods from the Buyer, and move out all the designs, drawings, instructions and data related to the contract goods, whose ownership has belonged to the Buyer, from the Seller's site houses within a reasonable time. The Seller shall provide all reasonable convenience for the Buyer's sole discretion, in order that he move out the above mentioned designs, drawings, instructions and data. The Buyer does not undertake obligations to the Seller's losses any incurred directly or indirectly due to the contract termination. Furthermore, both parties shall sign agreements on part of the contract evaluations actually performed by the Seller, and deal with all the consequences caused by early contract termination. This section also answers for the Seller's merger people, combination personnel, purchaser, successor and bankruptcy administrator.

Section 15 Force Majeure

15.1
Force majeure means any unforeseeable events such as natural disasters and hazards (i.e. typhoon, floods, earthquakes, fires and explosions, etc.), wars (whether or not declared), rebellions, unrests, etc. beyond foresight, control or avoidance, which both parties cannot predict while signing agreements, and the occurrence and consequence of which cannot be avoided and controlled by the affected party.

15.2
When the contractual obligations of either of the contract parties are affected due to force majeure events, he shall postpone the deadline of contractual obligation executions, which is equivalent to the event influence time of force majeure. But he cannot adjust the contract price because of the force majeure delay.

15.3
Any party influenced by force majeure shall as soon as possible inform the other party of the events occurred by fax or telegraph, after the force majeure event happens. The certification documents issued by related authorities shall be submitted to the other party for approval within 14 days. The influenced part shall at the same time try to limit the related effects and delays. Once the influences of force majeure are removed, the conditions shall be immediately informed to the other party.

15.4
If both parties evaluate the influence time of force majeure would last for over 120 days, they shall resolve the executive problems (including delivery, installation, adjustment and acceptance payment, etc.) of this contract through friendly consultation.

Section 16 Contract Dispute Settlement

16.1
All related disputes caused by this contract shall primarily be solved through both parties' friendly consultation. If no agreement can be signed after consultation, it shall be submitted to the superior department for mediation. If not solved yet, both parties will agree either party to submit for arbitration by the arbitration committee regulated by this contract.

16.2	The arbitration authority is Beijing Arbitration Commission.
16.3	The arbitration shall take place in Beijing.
16.4	The arbitral award is final and binding upon both parties. Both parties shall act accordingly.
16.5	Unless otherwise stipulated on the above-mentioned arbitral award, the payments occurred from the above-mentioned process shall be borne by the losing party.
16.6	During the process of arbitration, except the issued arbitral part, other parts of the contract shall continue to be performed.

Section 17 Effectiveness of Contract

17.1	The effectiveness of this contract shall satisfy the following conditions:
This contract must be formally signed by the legal representatives and duly authorized representatives of both parties, and will come into force with the contract seal hereafter.
17.2
Valid period of this contract: From the valid date of this contract to the date when the "Final acceptance certificate" of the last set of contract goods is issued and the settlement of claims is completed and payment is collected and delivered.

Section 18 Miscellaneous

18.1	The applicable law of this contract is the laws of the People's Republic of China (namely, Contract Law of the People's Republic of China and related laws).
18.2
The attachments included in this contract consist of Technical Agreements, Tender Invitation, Bid Tender, etc., which is an inalienable part of this contract, and has the equivalent legal force to this contract. When the attachments do not comply with contract clause or have vague concepts, all terms shall be subject to the contract clause. If documentation of different time disagree or are vague, all shall be subject to that of later time.

18.3
The contract obligations undertaken by both contract parties shall not exceed the contract regulations. Neither contract party shall make binding declarations, statements, promises or activities to the other party beyond both parties' agreements.

18.4	For the cases not included in this contract, both parties shall make settlement through friendly consultation.
18.5	Neither of the parties shall transfer part of or all rights or obligations under this contract section to the third party, before getting prior consent of the other party.
18.6
Except objections of contract performance, any of the documents and materials under this contract section both parties provide each other shall not be supplied to the third party without relation to "Contract goods" and related engineering.

18.7
The Seller ensures that the contract goods, services and documents used by the Buyer for this contract or any specified use stipulated by part of it, shall not be accused of infringement on patent, trademark or industrial design rights by the third party.

If any third-party infringement allegation occurs, the Buyer shall as soon as possible inform the Seller within 7 days from the above-mentioned allegation. The Seller is obligated to negotiate with the third party, and protect the Buyer from legal and economic damages due to third-party claims.

Both parties shall provide to each other the authorities and personnel who are responsible for the execution of this contract, and respectively deal with the technical and business problems of "This contract's goods". The authorities and personnel of both parties are as follows:

Buyer:
Name             Position           Tel               Fax               Remarks
Xu Li             Purchaser      010-59385233      010-59385867

Seller:
Name             Position           Tel               Fax               Remarks
Su Guodong     Sales manager     13889891956       0410-6129900

18.8
Any letter notification or request issued by one party to the other, if it is formally written and sent by register, express, telegram, fax or e-mail, will be considered as formally received by the other side, after getting receive confirmation of the other side's personnel or communication facilities.

18.9
The language used by this contract is Chinese. The involved documents such as information, technical materials, instructions, meeting minutes, letters, etc. in process of contract execution are all written in Chinese. Documents such as technical data and instructions of outsourcing import equipments, if any, shall have Chinese versions.

18.10	This contract is in two originals, eight copies; one original respectively for each party, the Buyer with seven copies and the Seller one copy.

18.11   The addresses of both parties of this contract are as follows:

	Buyer	Seller
Name	Guodian Huabei Electrical Engineering Co., Ltd.	Liaoning Creative Wind Power Equipment Co., Ltd.
Contact	Xu Li	Su Guodong
Address	Room 5033, No. 24 Huangsi Street A, Xicheng District, Beijing	Maoshan Industrial District C, Tieling Economic Development Zone, Liaoning
Postcode	100011	112616
Tel	010-59385233	13889891956
Fax	010-59385867	0410-6129900
Deposit bank	Yuetan Branch of China Construction Bank	Tieling Chengnan Sub-branch of China Construction Bank
Account no.

Signatures of both parties:

Buyer	Seller

Name of unit:	Name of unit:
Guodian Huabei Electrical Engineering Co., Ltd.	Liaoning Creative Wind Power Equipment Co., Ltd.
(Contract Seal)	(Contract Seal)
Legal representative	Legal representative
or authorized representative	or authorized representative
Li Yinan	Su Guodong
Date of signing: Mar. 16th, 2011	Date of signing: Mar. 16th, 2011

Performance Bond Guarantee Letter (Format)

(Issued after award)                 Serial number:

To: Guodian Huabei Electrical Engineering Co., Ltd. (Hereinafter called "Buyer")

This guarantee letter provides performance bond for the (Name of equipment) provided for the buyer in No. (Contract number) contract signed on (Date) by (Name of seller) (Hereinafter called "Seller").
(Bank name) (Hereinafter called "Bank" for short) and his successor and assignee ensures to pay the buyer        % ( percent) of the contract equipment price, namely RMB yuan, in order to unconditionally and irrevocably renounce the recourse, according to and with the agreement of the following sections.
(a) When the seller has not faithfully executed the regulations of the contract document and the valid modification, supplement and fluctuation to the contract agreed by both parties hereafter (called "Default" for short), whether or not the seller has different opinions, the bank shall pay the buyer according to the above-mentioned sum and method required by the buyer, when receiving the buyer's written notification.
(b) The sum of obligation incurred as per the above will be net amount, without deduction of any present or future payable taxes, tariff, payments, handling charge or retainages added by any person of any nature.
(c) The rules of this guarantee letter is the unconditional and irrevocable direct obligation of our bank. Unless there are regulations of exempting the bank's responsibilities, the modification of contract conditions as well as any time change or concession allowed by the buyer, cannot remove our bank's obligations in this respect.
(d) This guarantee shall come into force on the date of issuing. The performance bond shall be returned not later than 30 days after the expiry warranty period stipulated by the contract sections. If there are contract disputes at this time and not resolved, the valid period of performance bond shall be postponed to the time after final settlement of the above-mentioned dispute and claims.
                                  (Name of buyer's bank)     Official seal
                                     (Name and signature of signer)
                               Year     Month     Day

Attachment: Price List Total contract price (AOG): 28,710,000 yuan

(Capital form: Twenty-eight million seven hundred and ten thousand yuan)   Unit: RMB ten thousand yuan

No.	Item	Unit	Quantity	Unit price	Total price	Manufacturer	Notes
1	Total material price	Set	33	82	2706	Xinxingjia, Liaoning
Including	Material price
	Supporting special tools
	Spare parts
2	Technical service fees	Set	33	For free	For free	Xinxingjia, Liaoning
3	Transportation cost	Set	33	5	165	Xinxingjia, Liaoning
4	Other
Total					2871

Itemized Price List          Unit: RMB ten thousand yuan

No.	Name	Specification type	Unit	Quantity	Place of origin	Manufacturer	Unit price	Total price	Notes
1	Tower body (including tower connecting flange and base flange)	See tendering	Set	33	Tieling	Xinxingjia	68.11	2247.63
2	Tower entrance step and internal step	See tendering	Set	33	Tieling	Xinxingjia	1	33
3	Internal parts (including terrace, tower internal vertical ladder, tower door, vertical ladder support, guard cable, optical cable boom chock and fixture, tower internal lighting, emergency lighting and lighting cable, etc.)	See tendering	Set	33	Tieling	Xinxingjia	5.6	184.8
4	Foundation ring	See tendering	Set	33	Tieling	Xinxingjia	7.2	237.6
5	Soft braided copper	See tendering	Set	33	Tieling	Xinxingjia	0.09	2.97
6	Transportation, insurance	See tendering	Set	33	Tieling	Xinxingjia	5	165
Total							87	2871

Price List of Spare Parts Attaching to Equipments

Unit: RMB ten thousand yuan

No.	Name	Specification and type	Unit	Quantity	Place of origin	Manufacturer	Unit price	Price	Notes
None

Note: No random spare part.

Price List of Special Tools

Unit: RMB ten thousand yuan

No.	Name	Specification and type	Unit	Quantity	Place of origin	Manufacturer	Unit price	Price	Notes
None

Note: No special tool.

Price List of Technical Service Fees

Unit: RMB ten thousand yuan

No.	Name	Number of people	Price	Notes
1	Site technical service	2	For free
2	Training	2	For free
3	Supply services for buyer personnel of factory inspection and supervision, etc.	2	For free
4	Design	2	For free
5	Design liaison	2	For free

Note: Prices on this list is included in itemized price list.

Price list of transportation cost

Unit: RMB ten thousand yuan

No.	Name	Specification and type	Quantity	Place of dispatch	Haul distance	Means of transport	Transportation fees	Premium	Notes
1	Tower bottom	DN4000×10115	33	Tieling	700km	Motor	1.5	Free
2	Tower middle	DN4000×21453	33	Tieling	700km	Motor	1.5	Free
3	Tower top	DN3475×30300	33	Tieling	700km	Motor	1.5	Free
4	Base ring	DN4317×2000	33	Tieling	700km	Motor	0.5	Free
	Total						5

Note: Prices on this list is included in itemized price list.

Itemized Price List of Domestic Subcontracting and Outsourcing Parts

Unit: RMB ten thousand yuan

No.	Name	Specification and type	Unit	Quantity	Place of origin	Manufacturer	Unit price	Price	Notes
None

Note: Prices on this list is included in itemized price list.

Price List of Import Equipments (Parts)

Unit: RMB ten thousand yuan

No.	Name	Specification and type	Unit	Quantity	Place of origin	Manufacturer	Unit price	Price	Notes
None

Note: Prices on this list is included in itemized price list.